EXHIBIT 10.10

Office of Compliance Policies and Procedures
POLICY NAME: Financial Recoupment Policy
Effective: 1/2019

PURPOSE: As required by the CIA (as defined below), AmerisourceBergen Corporation (“ABC”) and the ABC Affiliates (as defined in Section II.C of the CIA) shall maintain throughout the term of the CIA a financial recoupment program that puts at risk of forfeiture and recoupment an amount equivalent to up to 3 years of annual incentive compensation (including Cash Awards and Equity Awards as defined below) for any Eligible Individual (as defined below) who is the subject of an Affirmative Recoupment Determination (as defined below).

SCOPE: Eligible Individuals at ABC.

POLICY:

i.
The program shall be known as the “Financial Recoupment Program.” The “CIA” is the Corporate Integrity Agreement, dated September 28, 2018, entered by ABC with the Office of Inspector General (“OIG”) of the United States Department of Health and Human Services.

ii.	Any terms not defined herein shall have the definitions given those terms in the CIA.

iii.
The Financial Recoupment Program shall apply to Eligible Individuals who are either current ABC or ABC Affiliate employees or who are former ABC or ABC Affiliate employees at the time of a Recoupment Determination.

iv.	ABC may amend the Financial Recoupment Program at any time, consistent with the requirements of the CIA.

PROGRAM:

1.
Financial Recoupment Program: The forfeiture and recoupment provisions of the Financial Recoupment Program are set forth below. The forfeiture and recoupment rights described in this Section 1 shall apply prospectively to Equity Awards granted to Eligible Individuals on or after October 1, 2018 and Cash Awards paid or payable to Eligible Individuals with respect to performance periods beginning on or after October 1, 2018. “Eligible Individuals” are ABC’s Executive Lead Team, Level 1 and Level 2.

i.
Forfeiture of Unpaid and Unvested Awards. Beginning in fiscal year 2019, annual cash incentive awards, bonuses, and other similar awards (collectively, “Cash Awards”) covered by this Section 1 for each Eligible Individual shall be at risk of forfeiture in the event of any potential Significant Misconduct that is discovered by ABC or the ABC Affiliates before the Cash Award is paid. Beginning in fiscal year 2019, in the event of any potential Significant Misconduct by any Eligible Individual,

ABC and the ABC Affiliates reserve the right and full discretion to void and forfeit any unvested stock options, unvested stock appreciation rights, unvested stock awards, unvested restricted stock unit awards, unvested performance share awards, and any other unvested right to receive company common stock (collectively, “Equity Awards” referred to collectively with Cash Awards as “Awards”) covered by this Section 1(i). If ABC or an ABC Affiliate discovers any potential Significant Misconduct that would implicate the forfeitures described in this Section 1(i) by an Eligible Individual, then the Recoupment Committee (as defined below) shall evaluate the situation and make a determination about whether any forfeiture shall be implemented and, if so, the terms of such forfeiture in accordance with the process for a Recoupment Determination (as defined below).

ii.
Recoupment of Paid or Vested Awards. Beginning in fiscal year 2019, Cash Awards and Equity Awards covered by this Section 1 may be recouped if an Affirmative Recoupment Determination is made as described below.

a.
Cash Award Eligibility and Repayment Conditions. Annual Cash Awards shall be subject to an eligibility and repayment condition that shall be designed to survive both the payment of the Cash Award and the separation of an Eligible Individual’s employment. This condition allows ABC and the ABC Affiliates, as a consequence of a Triggering Event, to pursue repayment in accordance with Section 1(ii) from the Eligible Individual of all or a portion of the Cash Award paid to the Eligible Individual.

To the extent permitted by controlling law, these Cash Award eligibility and repayment conditions shall survive the payment of the Eligible Individual’s Cash Award and the separation of the Eligible Individual’s employment for a period of 3 years from the payment of the Cash Award for the applicable plan year. If payment of any portion of a Cash Award is deferred on a mandatory or voluntary basis, the 3-year period shall be measured from the date the Cash Award would have been paid in the absence of deferral.

If an Affirmative Recoupment Determination is made, ABC and/or the applicable ABC Affiliate shall endeavor to collect repayment of any Cash Award from the Eligible Individual through reasonable and appropriate means according to the terms of the incentive plan (or executive contract if applicable), and to the extent permitted by controlling law of the relevant jurisdiction.

If necessary and appropriate to collect the repayment, ABC or the ABC Affiliate shall file suit against the Eligible Individual unless good cause exists not to do so. For purposes of the Financial Recoupment Program, good cause shall include, but not be limited to, a financial inability on the part of the Eligible Individual to repay any recoupment amount or ABC or the ABC Affiliates’ inability to bring such a suit under the controlling law of the relevant jurisdiction.

b.
Equity Award Eligibility and Repayment Conditions. Annual Equity Awards shall be subject to an eligibility and repayment condition that shall be designed to survive the vesting or distribution of the Equity Award and the separation of an Eligible Individual’s employment.

This condition allows ABC and the ABC Affiliates, as a consequence of a Triggering Event, to pursue repayment in accordance with Section 1(ii) from the Eligible Individual of all or a portion of the Equity Award.

To the extent permitted by controlling law, these Equity Award eligibility and repayment conditions will survive the vesting or distribution of the Eligible Individual’s Equity Award and the separation of the Eligible Individual’s employment for a period of 3 years from the vesting or distribution of the Equity Award.

If payment of any portion of an Equity Award is deferred on a mandatory or voluntary basis, the 3-year period shall be measured from the date the Equity Award would have been vested or distributed in the absence of deferral.

If an Affirmative Recoupment Determination is made, ABC and the ABC Affiliates shall endeavor to collect repayment of any Equity Awards from the Eligible Individual through reasonable and appropriate means according to the terms of the incentive plan (or executive contract if applicable), and to the extent permitted by controlling law of the relevant jurisdiction.

If necessary and appropriate to collect the repayment, ABC or the ABC Affiliate shall file suit against the Eligible Individual unless good cause exists not to do so. For purposes of the Financial Recoupment Program, good cause shall include, but not be limited to, a financial inability on the part of the Eligible Individual to repay any recoupment amount or ABC or the ABC Affiliates’ inability to bring such a suit under the controlling law of the relevant jurisdiction.

iii.
Additional Remedies. If, after expiration of the time period specified in Section 1(ii)(a)-1(ii)(b) above, the Recoupment Committee in its sole discretion determines that a Triggering Event has occurred, ABC and ABC Affiliates shall make a determination as to whether to pursue available remedies (e.g., filing suit against the Eligible Individual) existing under statute or common law to the extent available.

2.
Definition of Triggering Events. The forfeiture and repayment conditions described above shall be triggered upon a Recoupment Determination that finds either of the following (each, a “Triggering Event”):

i.
Significant violation of an ABC or ABC Affiliate policy or regulation or law (“Significant Misconduct”) relating to the Covered Functions (as defined in section II.C of the CIA) by the Eligible Individual that, if discovered prior to payment, would have made the Eligible Individual ineligible for a Cash or Equity Award in that plan year or subsequent plan years; or

ii.
Significant Misconduct relating to the Covered Functions (as defined in section II.C of the CIA) by subordinate employees in the business unit for which the Eligible Individual had responsibility that does not constitute an isolated occurrence and which the Eligible Individual knew or should have known was occurring that, if discovered prior to payment, would have made the Eligible Individual ineligible for a Cash or Equity Award in that plan year or subsequent plan years.

3.
Administration of Financial Recoupment Program. ABC and ABC Affiliates shall engage in a standardized, formal process to determine, in their sole discretion, whether a Triggering Event has occurred, and, if so, the extent of Cash Awards and/or Equity Awards that will be subject to repayment or forfeiture by the Eligible Individual, and the most appropriate method for securing recoupment of the relevant Awards. The findings and conclusions resulting from this process shall be referred to as the “Recoupment Determination.” A determination that Cash Award and/or Equity Award amounts shall be forfeited by or recouped from an Eligible Individual shall be referred to as an “Affirmative Recoupment Determination.”

i.
Initiation. ABC and/or any ABC Affiliate shall initiate the Recoupment Determination process upon: (1) discovery of potential Significant Misconduct that may rise to the level of a Triggering Event, or (2) written notification by a United States federal government agency to ABC’s or an ABC Affiliates’ compliance officer of a situation that may rise to the level of a Triggering Event and either occurred in the United States or gives rise to liability relating to Federal health care programs. This written notification shall either identify the Eligible Individual(s) potentially at issue or provide information (e.g., a description of the alleged Significant Misconduct and the applicable time period) to allow ABC and ABC Affiliates to identify the Eligible Individual.

ii.
Recoupment Committee. The Recoupment Determination shall be made by a committee of senior executives representing the business units engaged in Covered Functions (as defined in section II.C of the CIA), Legal, and Compliance (the “Recoupment Committee”).

The Recoupment Committee may also include members of other functional areas or business groups, as it deems necessary. An Eligible Individual shall not participate in the Recoupment Committee while that individual is subject to a Recoupment Determination. If a Recoupment Determination involves an Executive Officer of ABC, a Recoupment Determination for such individual shall be subject to approval by the Board of Directors (or appropriate committee thereof) of ABC. If an Executive Officer of ABC or other Eligible Individual is subject to a Recoupment Determination and is a member of the ABC Board of Directors, that individual shall not participate in the Board’s approval process.

For purposes of this section, “Executive Officer” means any Executive Officer of the Registrant, as described in ABC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recently completed fiscal year, the Corporate Controller of ABC, and such other executives of ABC subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, as may be determined by the ABC Board of Directors.

iii.
Recoupment Determination Process. ABC or an ABC Affiliate shall initiate the Recoupment Determination process within 30 days after discovery by ABC or the ABC Affiliate, or notification pursuant to Section 3(i), of a potential Triggering Event. Absent extraordinary reasons, the Recoupment Committee shall reach a Recoupment Determination within 90 days after initiation of the determination process.

As part of the Recoupment Determination process, the Recoupment Committee or appropriate Delegate (as defined below) shall: i) undertake an appropriate and substantive review or investigation of the facts and circumstances associated with the potential Triggering Event or any written notifications about potential Triggering Events received pursuant to Section 3(i) above; ii) make written findings regarding the facts and circumstances associated with the potential Triggering Event and any written notifications about potential Triggering Events received pursuant to Section 3(i) above; and iii) set forth in writing its determinations (and the rationale for such determinations) about: 1) whether a Triggering Event occurred; 2) the extent of Cash Awards or Equity Awards that will be subject to forfeiture and/or repayment by the Eligible Individual, if any; 3) the means that will be followed to implement the forfeiture and/or secure the recoupment of Awards from the Eligible Individual; and 4) the timetables under which ABC and/or the applicable ABC Affiliate will implement the forfeiture and/or attempt to recoup the Awards.
For purposes of this Section, a “Delegate” shall refer to the ABC or ABC Affiliate personnel to whom the Recoupment Committee has delegated one or more of its required tasks in furtherance of the Financial Recoupment Program.

4.	Reporting. The Recoupment Committee shall provide annual reports to the Board of Directors (or an appropriate committee thereof) of ABC about:

i.
The number and circumstances of any Triggering Events that occurred during the preceding fiscal year and any written notifications about potential Triggering Events received pursuant to Section 3(i)(2) above;

ii.
A description of any Recoupment Determinations where a Triggering Event occurred during the preceding year (including any decision to require or not require forfeiture/recoupment from any Eligible Individuals, the amount and type of any forfeiture/recoupment, the means for collecting any recoupment and the rationale for such decisions); and

iii.
A description of the status of any forfeitures and/or recoupments required under prior Affirmative Recoupment Determinations that were not fully completed in prior fiscal years. In addition, the Recoupment Committee shall provide similar annual reports to the Board(s) of Directors of any ABC Affiliate that employs/employed an Eligible Individual that is the subject of a Triggering Event.

The Recoupment Committee shall also provide annual reports to the OIG about:

iv.
The number and circumstances of any Triggering Events that occurred during the preceding fiscal year and any written notifications about potential Triggering Events received pursuant to Section 3(i)(2) above;

v.
A summary description of any Recoupment Determinations where a Triggering Event occurred during the preceding year (including any decision to require or not require forfeiture/recoupment from any Eligible Individuals, the amount and type of any forfeiture/recoupment, the method for collecting any recoupment, and the rationale for such decisions); and

vi.
A description of the status of any forfeitures and/or recoupments required under prior Affirmative Recoupment Determinations that were not fully completed in prior fiscal years. Upon request by OIG, ABC shall provide OIG with additional information regarding any Recoupment Determination for which a Triggering Event has occurred.

ABC and ABC Affiliates commit, to the extent permitted by controlling law, to maintaining all of the forfeiture and recoupment commitments set forth in Sections 1-4 above for at least the duration of the CIA, absent agreement otherwise with the OIG.

EDUCATION: All Eligible Individuals and relevant staff who assist in the administration of this policy will be notified about the policy annually, or with material changes of this policy as required.